EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: February 1, 2007 NASDAQ Symbol: FBMI	NEWS RELEASE Contacts: Thomas R. Sullivan President & Chief Executive Officer (989) 466-7347 Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION
TO ACQUIRE ICNB FINANCIAL CORPORATION

ALMA, Michigan, February 1, 2007 . . . Firstbank Corporation (Nasdaq: FBMI) and ICNB Financial Corporation of Ionia, Michigan (OTCBB: ICNB) announced today the execution of a definitive agreement for Firstbank Corporation to acquire ICNB Financial Corporation and its wholly-owned subsidiaries, including Ionia County National Bank. Ionia County National Bank has $236 million in assets and operates 9 full-service branches in west-central Michigan. It is anticipated that the transaction will be completed by June 30, 2007, pending regulatory approvals, the approval of the shareholders of ICNB Financial Corporation, and completion of other customary closing conditions.

Based on the number of shares of ICNB Financial Corporation common stock outstanding (1,243,412), the current share price of Firstbank Corporation common stock, and subject to certain adjustments, the aggregate transaction value is approximately $38.4 million. The agreement provides for the merger of ICNB Financial Corporation with and into Firstbank Corporation. The Ionia County National Bank will retain its separate charter and board of directors, consistent with the other banks within Firstbank Corporation. Under the terms of the agreement, shareholders of ICNB Financial Corporation will elect to convert their shares into 1.407 shares of Firstbank Corporation common stock or $31.50 in cash per share, or a combination of stock and cash. The agreement also provides that no more than 50% of the shares of ICNB will be converted into shares of Firstbank Corporation.

Commenting on this announcement, Thomas R. Sullivan, President and CEO of Firstbank Corporation stated: “Ionia County National Bank will be a great addition to Firstbank Corporation. We believe that Firstbank Corporation and ICNB Financial Corporation share a similar corporate culture, and both companies are confident that our affiliation will create many benefits for our shareholders, our customers, and the communities we serve.”

“We are excited about the prospect of joining the Firstbank Corporation family,” stated James D. Fast, President and CEO of ICNB Financial Corporation. “Firstbank Corporation has an exceptional record of creating value for its shareholders. We felt it was important to partner with an organization which, like ICNB, emphasizes a community banking philosophy, autonomy within each community, and a strong focus on customer service.”

The merger is expected to be slightly accretive to earnings per share in the first full year of operations. Upon completion of the transaction, on a pro forma basis, using December 31, 2006 data, Firstbank Corporation will have $1.3 billion in assets, $1.1 billion in loans, and $1.0 billion in deposits, with 50 offices in Michigan.

Austin Associates, LLC acted as financial adviser to Firstbank Corporation and SAMCO Capital Markets, Inc., acted as financial adviser to ICNB Financial Corporation in connection with this transaction.

About Firstbank Corporation

Firstbank Corporation, headquartered in Alma, Michigan, is currently a six bank financial services company with assets of $1.1 billion and 41 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

About ICNB Financial Corporation

ICNB Financial Corporation is a diversified financial services company providing a wide range of banking and investment options. Ionia County National Bank is a wholly-owned subsidiary of ICNB Financial Corporation operating offices in Ionia, Belding, Hastings, Lowell, Sunfield, and Woodland, Michigan.

Additional Information about the Merger

Firstbank will file a registration statement with the Securities and Exchange Commission to register the securities that the ICNB shareholders will receive if the merger is consummated. The registration statement will contain a prospectus and other relevant documents concerning the acquisition. Investors are urged to read the registration statement, the prospectus, and any other relevant documents, when they become available, because they will contain important information about Firstbank, ICNB and the merger. Investors will be able to obtain the documents free of charge at the Securities and Exchange Commission’s website, http://www.sec.gov. A detailed investor presentation is available for viewing on Firstbank Corporation’s website, www.firstbankmi.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include expressions such as “anticipate,” “believe,” “expect,” “intend,” “project,” “will,” “would,” and “view,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements from the merger may not be fully realized within the expected time frame or at all and that future circumstances could cause business decisions or accounting treatment to be decided differently than now intended. Actual results could materially differ from those contained in or implied by such statements. Firstbank Corporation and ICNB Financial Corporation undertake no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.